Exhibit 99.1

Freshworks Announces Board Authorization of $400 Million Share Repurchase Program

SAN MATEO, Calif. – February 26, 2026 – Freshworks Inc. (NASDAQ: FRSH) today announced that its Board of Directors authorized a stock repurchase program of up to $400 million of the company’s outstanding Class A common stock.

“This follow-on share repurchase program demonstrates our confidence in the Company’s long-term strategy, durable growth and dedication to disciplined capital allocation,” stated Dennis Woodside, CEO & President. “In addition to achieving GAAP profitability in 2025, we generated over $223M in free cash flow and $0.76 per weighted average diluted share, both nearly tripling from 2023. With this program we plan to repurchase shares that we believe the market substantially undervalues, while retaining sufficient cash to invest in future top line and bottom line growth.”

Freshworks may repurchase shares from time to time in the open market, through privately negotiated transactions and/or other means in compliance with the Securities Exchange Act of 1934 and the rules and regulations thereunder. Open market repurchases may be structured to occur in accordance with the requirements of Rule 10b-18 under the Exchange Act. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of shares of common stock under this authorization. The timing, manner, price, and amount of any repurchases will be determined by Freshworks at its discretion, and will depend on a variety of factors, including business, economic and market conditions, prevailing stock prices, corporate and regulatory requirements, and other considerations. The repurchase program may be suspended or discontinued at any time.

About Freshworks Inc.

Freshworks Inc. (NASDAQ: FRSH) builds uncomplicated service software that delivers exceptional employee and customer experiences. Our enterprise-grade solutions are powerful, yet easy to use, and quick to deliver results. Our people-first approach to AI eliminates friction, making employees more effective and organizations more efficient. Nearly 75,000 companies, including Bridgestone, New Balance, Nucor, S&P Global, and Sony Music, trust Freshworks’ Employee Experience (EX) and Customer Experience (CX) software to eliminate complexity and increase productivity, loyalty and growth. For the latest company news and customer stories, visit www.freshworks.com and follow us on Facebook, LinkedIn, and X.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements within the meaning of the federal securities laws, including statements relating to the Company’s plan to repurchase up to $400 million of its outstanding Class A common stock. All such statements in this report, other than statements of historical fact, are forward-looking statements. Words such as “expect”, “intend,” “will,” “plan,” “anticipate,” “may,” “believe,” “continue,” and similar expressions are intended to identify forward-looking statements. The Company’s forward-looking statements are based on certain assumptions and reflect the Company’s current expectations. As a result, forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations, including other factors discussed in the Company’s reports on Form 10-K and Form 10-Q and the other risks and uncertainties discussed in any subsequent reports that the Company files with the Securities and Exchange Commission from time to time.

© 2026 Freshworks Inc. All rights reserved. Freshworks and its associated logos are trademarks of Freshworks Inc. All other trademarks are property of their respective owners. Nothing in this press release should be construed to the contrary, or as an approval, endorsement or sponsorship by any third party of Freshworks Inc. or any aspect of this press release.

Investor Relations Contact:

IR@freshworks.com

Media Relations Contact:

PR@freshworks.com